Exhibit 5.1

Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 E. Cary St. Richmond, VA 23219 T (804) 771.5700 F (804) 771.5777 kaufCAN.com

January 7, 2016

Dehaier Medical Solutions Limited

Room 501, Jiuzhou Plaza, 83 Fuxing Road

Haidian District, Beijing 100856

People’s Republic of China

Re: Dehaier Medical Systems Limited Form S-8

Dear Sir:

We are British Virgin Islands counsel for Dehaier Medical Systems Limited, a British Virgin Islands corporation (the “Company”), in connection with the registration and offering of a number of the Company’s common shares, US$0.002731 par value per share (the “Common Shares”) in an aggregate dollar amount of US$1,227,082 offered for sale under the Securities Act of 1933, as amended, through a Registration Statement on Form S-8 (“Registration Statement”) as to which this opinion is a part, to be filed with the United States Securities and Exchange Commission (the “Commission”).

In connection with this opinion, we have examined the Registration Statement, the Company’s Articles and Memorandum of Association, as amended to date, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below (collectively, the “Documents”).

The following opinion is given only as to matters of British Virgin Islands law, and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the British Virgin Islands. We have assumed that there is nothing under any law (other than the laws of the British Virgin Islands) that would affect or vary the following opinion. We offer no opinion in relation to any representation or warranty given by any party to the Documents save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the British Virgin Islands, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

(a) the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b) that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions, the Director’s Certificate and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct);

(c) that the statutory registers of directors and officers, members, mortgages and charges and the minute book of the Company are true, complete, accurate and up to date;

(d) the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Documents; and

(e) that there is no contractual or other prohibition (other than as may arise by virtue of the laws of the British Virgin Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

Based upon the foregoing and in reliance thereon, it is our opinion that the Common Shares of the Company will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the offering described in the Registration Statement and registration in the register of members (shareholders) of the Company, be fully and validly authorized, legally issued, fully paid and non-assessable.

The foregoing opinion is subject to the following reservations and qualifications:

1. In the event that the Documents are executed in or brought within the jurisdiction of the British Virgin Islands (e.g., for the purposes of enforcement or obtaining payment), stamp duty may be payable.

2. We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

3. To maintain the Company in good standing under the laws of the British Virgin Islands annual fees must be paid and annual returns made. The annual fees are payable by the Company and will not affect the non-assessable nature of the Common Shares.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ KAUFMAN & CANOLES, P.C.

KAUFMAN & CANOLES, P.C.